Exhibit 10.1

SEPARATION AGREEMENT AND

RELEASE OF ALL CLAIMS

This Separation Agreement and Release of all Claims (“Release”) is made and entered into by and between Darlene Schroeder (“Employee”) and Huttig Building Products, Inc., its affiliates, subsidiaries, related corporations, successors and assigns (the “Company”) as of this 4th day of October, 2007 (the “Effective Date”). In consideration of the following promises, the parties agree as follows:

1. Employee acknowledges that she will separate from employment with the Company effective as of the earlier of (a) October 4, 2008 or (b) such date as Employee commences full-time employment with another employer (such date being hereafter referred to as the “Separation Date”). As of the Separation Date, Employee’s employment relationship with the Company will end. In connection with Employee’s separation, the Company and Employee have agreed to settle all matters relating to Employee’s employment relationship with the Company and its termination.

2. Employee voluntarily terminates and irrevocably resigns from the Company effective as of the Separation Date, which termination and resignation is hereby accepted by the Company. Employee’s personnel file will reflect her resignation as of the Separation Date. As of October 4, 2007, Employee shall automatically and without taking any further actions be deemed to have resigned from all officer and director positions then held by her with the Company and all of its subsidiaries, including all positions held by her with respect to the Company’s employee benefit plans. Notwithstanding the foregoing, Employee will continue as an employee of the Company until the Separation Date, although her active employment will end on October 4, 2007. She will be on paid leave from October 4, 2007 through the Separation Date (the “Severance Period”). Employee shall promptly notify the Company in writing if she becomes employed by another employer prior to October 4, 2008 which notification shall include the amount of Employee’s new base salary with her new employer. Employee shall not take any steps that constitute a subterfuge to avoid the reduction of severance provided for herein.

3. In consideration for the releases and covenants by Employee contained in this Release, the Company shall, on the terms and conditions hereinafter set forth, provide to Employee:

(a)	During the Severance Period, the Company shall pay Employee 100% of Employee’s current base salary (her current base salary is $185,000.00 on an annualized basis). If Employee becomes employed by another employer prior to October 4, 2008, at a base salary less than Employee’s current base salary, then the Company shall continue to pay to Employee severance payments equal to the difference between Employee’s new base salary and Employee’s current base salary until October 4, 2008. Such amounts will be paid in accordance with the Company’s regular payroll practices, prorated for any partial payroll periods, and will be subject to all withholding and deductions currently applicable to compensation received by an employee as an employee of the Company.

(b)	On or promptly following the expiration of the 7-day revocation period set forth in paragraph 12 of this Release, the Company shall pay Employee the value of Employee’s accrued, but unused vacation pay for 2007, which is equal to 7 days of pay based on Employee’s current base salary, subject to all withholding and deductions currently applicable to compensation received by an employee as an employee of the Company

(c)	During the Severance Period, Employee will not receive or accrue any paid time off, such as vacation days or holidays.

(d)	During the Severance Period, Employee will have the right to continue to participate in the Company’s benefit programs (as those programs may exist from time to time), provided that Employee contributes the same amount for such benefit coverages as other similarly situated employees (which contributions will be withheld from the payments provided in paragraph (a) above), and provided that the Company continues such coverage for active employees. Notwithstanding the foregoing, during the Severance Period, Employee shall not be entitled to any coverage under the Company’s short-term or long-term disability plans or under any Company sponsored life insurance.

(e)	Employee shall have the right to continued use of the Company vehicle (provided that Employee maintains compliance with the Company’s vehicle policies) currently assigned to Employee, the laptop currently assigned to Employee and a Company provided cell phone (voice only) until the earlier of (i) the Separation Date or (ii) the date Employee relocates from the St. Louis, Missouri area, at which time Employee’s right to use such property shall terminate and Employee shall be responsible for returning such property to the Company.

(f)	Any stock options and restricted stock granted to Employee under the Company’s equity incentive plans that are not vested as of October 4, 2007 shall be forfeited. The stock options granted to Employee under such equity compensation plans that are vested as of October 4, 2007 shall remain exercisable for ninety (90) days following the Separation Date.

(g)	A statement that the Company’s records shall reflect Employee’s resignation effective as of the Separation Date, although her active employment will end on October 4, 2007.

(h)	The Company will pay up to $5,000 to the cost of outplacement services used by Employee during the Severance Period to obtain future employment through a reputable outplacement firm such as Right Management or Personnel Concerns.

Employee acknowledges that the above payments and benefits are provided to Employee in consideration and recognition of past services rendered and in exchange for Employee’s promises and obligations herein. Employee further acknowledges that such payments and benefit are made in lieu of any and all payments or benefits that might otherwise be available to Employee arising out of her employment with the Company (excluding Employee’s non-forfeitable balance, if any, in the Huttig Deferred Compensation Plan and Employee’s non-forfeitable rights to her accrued benefits, if any, under the Huttig 401(k) Plan).

4. In consideration for the foregoing, Employee, Employee’s successors and assigns, and anyone claiming by or through Employee (the “Employee Parties”) hereby irrevocably and unconditionally release and forever discharge the Company, its affiliates, subsidiaries, and related entities, and their respective owners, directors, officers, employees, agents, successors and assigns

(collectively the “Company Parties”) from and against any and all manner of actions, liability, causes of action, claims, demands, contracts, attorney’s fees, back pay, claims for personal injury, discrimination, and/or mental anguish, claims for vacation pay, sick pay, or any other employee benefits, which any of the Employee Parties now may have or hold or at any time heretofore had or held, including but not limited to actions arising out of, existing by reason of, resulting from, or based upon Employee’s employment with Company, or the separation therefrom, and any employment practice, custom or policy of any of the Company Parties.

5. In consideration for the foregoing, the Company, its subsidiaries, their respective successors and assigns, and anyone claiming by or through the Company or any of its subsidiaries (collectively, the “Releasing Company Parties”) hereby irrevocably and unconditionally release and forever discharge Employee and her successors and assigns (collectively, the “Released Employee Parties”), from and against any and all manner of actions, liability, causes of action, claims, demands, contracts and attorney’s fees, which any of the Releasing Company Parties now may have or hold or at any time heretofore had or held, arising out of, existing by reason of, resulting from, or based upon: Employee’s employment with Company, the performance of Employee’s duties or the failure of Employee to properly perform such duties, including, without limitation claims by any of the Releasing Company Parties against the Released Employee Parties for indemnification or contribution for liability imposed by third party claims against the Releasing Company Parties.

6. Employee shall be entitled to the payment and other consideration described above only if Employee signs this Release and delivers it to the Company within forty-five (45) days of receipt of this Release and does not revoke this Release within the revocation period described in paragraph 12 of this Release. Provided Employee signs and delivers this Release and does not thereafter revoke, the payment referred to in paragraph 1(a) above shall begin within ten (10) days after the Company receives this signed Release. By signing this Release and delivering it to the Company on or before November 19, 2007, the parties acknowledge that Employee has timely signed and delivered this Release to the Company.

7. Employee acknowledges and agrees that the claims released and discharged hereby include, but are not limited to, claims that have been or could be asserted under: (a) the Missouri Human Rights Act; (b) rights pursuant to Missouri Revised Statutes §287.780 and §290.140; (c) Title VII of the Civil Rights Act of 1964, as amended; (d) the National Labor Relations Act, as amended; (e) the Fair Labor Standards Act, (f) the Employee Retirement Income Security Act of 1974, as amended; (g) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (h) the Civil Rights Act of 1866; (i) the Civil Rights Act of 1871; (j) the Civil Rights Act of 1991; (k) the Americans with Disabilities Act of 1990; (l) the Rehabilitation Act of 1973; (m) the False Claims Act; (n) the Family and Medical Leave Act of 1993; (o) the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, or any replacement acts; (p) the Immigration Reform Control Act, as amended; (q) the Occupational Safety and Health Act, as amended; (r) the Workers’ Adjustment and Retraining Notification Act, as amended; (s) the Older Worker Benefit Protection Act; (t) the Age Discrimination in Employment Act; (u) the Sarbanes-Oxley Act of 2002; (v) the Missouri Minimum Wage Law; (w) any other federal, state, municipal, or local law, constitution, statute, regulation, ordinance, executive order, decision or common law claim concerning employment, wages, hours of work, labor relations, employment relations, fair employment practices, fair credit reporting, human rights, civil rights, service letters, occupational safety and health, discrimination in employment, or termination of employment including, without limitation, any claim for wrongful termination, retaliation, or any other aspect of employment brought under Missouri statutory or common law; any one or more of causes of action, complaints, charges, or rights enforceable in any forum, whether a court or an administrative agency; (x) any claim for vacation, sick or personal leave pay or payment pursuant to any practice, policy, handbook or manual of the Company (y) any and all claims for personal injury, emotional distress, libel, slander, defamation, and other physical, economic, or emotional injury; (z) any public policy, contract (express, written or implied) except for this Release, tort, or common law; and (aa) any allegation for any one or more of the Employee’s indebtedness, claims, damages, causes of action, suits for legal or equitable relief, costs, attorneys’ fees, or liabilities of every nature and description and either direct or consequential. Employee does not hereby waive any rights or claims that may arise after the date Employee signs this Release. In addition, Employee does not release any claims for medical treatment for worker’s compensation claims for injuries arising prior to execution of this Release or for any claim to enforce the terms of this Release.

8. Employee agrees not to disparage the management, employees, business or products of the Company or any of the Company Parties in any manner. The Company parties agree not to disparage the Employee Parties or Employee’s family in any manner.

9. Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and its customers and suppliers, which shall have been obtained by Employee during Employee’s employment with the Company and which shall not be or become public knowledge (other than by acts by Employee or Employee’s representatives in violation of this Agreement). Employee shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. Following the expiration of the Severance Period, Employee shall continue to be obligated under this paragraph not to use or to disclose secret or confidential information of the Company so long as it shall remain proprietary or protectible as confidential or trade secret information.

10. Employee agrees that, from the date hereof until October 4, 2008, she will be available to assist the Company as reasonably requested by the Company at mutually agreeable time(s) regarding activities pertaining to her prior responsibilities with the Company, and do such other things as are reasonably requested by the Company to provide for an orderly transition of her employment responsibilities. In addition, during and after the Severance Period, Employee agrees to assist the Company, and if necessary to testify through a deposition or at trial or similar proceeding, with respect to matters related to periods during which she was employed by the Company. The Company agrees that any services under this paragraph 10 will be requested in a manner that will not unreasonably interfere with Employee’s then current employment. Other than nominal services (i.e., occasional short phone calls, etc.), any services provided by Employee pursuant to this paragraph 10 shall be compensated at the rate of $50.00 per hour, less required withholdings.

11. In order to be eligible to participate in this severance program, the following eligibility requirements must be met: Employee must have been actively employed in or on an approved leave from a position at the Company’s headquarters as of October 1, 2007, and Employee must have been informed that Employee has been selected for participation in the severance program. Eligibility factors include the Company’s need for cost reduction, other business needs, efficiencies, and the Employee’s qualifications, skills, abilities, past performance, productivity, attendance, punctuality, and seniority. The job titles of the employees included for eligibility in the group offered the severance program, and their ages, are listed on Exhibit A. The employees not offered participation in the severance program are listed by age and position on Exhibit B.

12. Employee acknowledges that Employee has been advised to seek an attorney for advice regarding the effect of this Release prior to signing it. Employee also acknowledges that Employee was offered and was advised that Employee could take up to forty-five (45) days to study this Release before signing it. Employee understands that Employee has the right to revoke this Release for seven (7) days after signing by providing written notification to David Fleisher, Vice President – Chief Financial Officer at 555 Maryville University Drive, Suite 200, St. Louis, Missouri, 63141. In the event that Employee revokes this Release during such 7-day period, this Release shall be null and void in its entirety and all of the Company’s obligations hereunder shall cease immediately.

13. Employee acknowledges that Employee has read the entire contents of this Release, understands all of its terms, and has executed it voluntarily with full knowledge of its significance. Employee represents and warrants that no other consideration has been promised to Employee for executing this Release other than as described in paragraph 1 above, and that no attorney or counsel is entitled to any fees as a result of this Release.

DARLENE SCHROEDER	HUTTIG BUILDING PRODUCTS, INC

/s/ Darlene Schroeder	By:	/s/ David L Fleisher
Signature	Its:	VP & CFO
Date: 11/1/07	Date:	11/1/07

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